SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2003

METRON TECHNOLOGY N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	000-27863	98-0180010
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4425 Fortran Drive
San Jose, California 95134-2300

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 719-4600

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On September 18, 2003, Metron Technology N.V. (“Metron”) announced that it had completed its acquisition of the Eclipse® physical vapor deposition equipment product line from Tokyo Electron Ltd. (“TEL”).  A Letter of Intent to reach this agreement was previously announced on July 10, 2003.

In consideration for this acquisition, Metron Technology Distribution Corporation (MTDC), a wholly owned subsidiary of Metron, issued to TEL a promissory note in the principal amount of approximately $7.7 million primarily for the purchase of Eclipse® inventory. As part of the agreement, MTDC paid approximately $33,000 at closing for the excess over $100,000 of TEL's net book value of fixed assets acquired, which Metron intends to continue to use in the conduct of the business. Additionally, MTDC entered into a license agreement providing for royalty payments over a 5 year period totaling $6.0 million. The purchase price was determined based upon arms-length negotiation between the parties.

A copy of the press release issued by Metron on September 18, 2003 concerning this acquisition is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)                                  Financial statements of business acquired.  Not applicable.

(b)                                 Pro forma financial information.  Not applicable.

(c)                                  Exhibits.

Exhibit No.	Description

99.1	Press release, dated as of September 18, 2003, reporting Metron Technology N.V.’s acquisition of the Eclipse® physical vapor deposition equipment product line from Tokyo Electron Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRON TECHNOLOGY N.V.

Date: October 2, 2003	/s/	DOUGLAS J. McCUTCHEON
Douglas J. McCutcheon
Senior Vice President and Chief Financial Officer Signing on behalf of the registrant

INDEX TO EXHIBITS

99.1                           Press release, dated as of September 18, 2003, reporting Metron Technology N.V.’s acquisition of the Eclipse® physical vapor deposition equipment product line from Tokyo Electron Ltd.